Exhibit 10.7
CHAMPION ENTERPRISES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(As Amended December 31, 2008)

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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CHAMPION ENTERPRISES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2006
As Amended December 31, 2008)
ARTICLE I
Establishment and Purpose
1.1	Establishment. Champion Enterprises, Inc. and its designated subsidiaries (the “Company”) previously established and maintained the Champion Enterprises, Inc. Deferred Compensation Plan, last amended and restated effective January 1, 1998 (the “Prior Plan”). The Prior Plan was frozen effective December 31, 2004. The Company hereby adopts the Champion Enterprises, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective as of January 1, 2006 (the “Effective Date”), and amended as of December 31, 2008.

1.2	Purpose. The purpose of the Plan is to provide each Participant with an opportunity to defer the receipt of salary and/or annual or periodic bonuses. The Plan is intended to benefit a select group of management or highly compensated employees of the Company within the meaning of Sections 201, 301 and 401 of ERISA, and to therefore be exempt from the requirements of Parts 2, 3, and 4 of Title I of ERISA.

1.3	Applicability. The provisions of the Plan shall only apply to amounts earned and vested on or after January 1, 2006, and shall not apply to deferred amounts that were earned and vested on or before December 31, 2004. No deferrals were made in 2005.

1.4	Impact of Code Section 409A. Between January 1, 2008, and December 31, 2008, the Plan was administered in good faith compliance with Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A. It is intended that Plan benefits shall be in compliance with Code Section 409A, and the provisions of the Plan are to be construed accordingly. However, unless specifically provided herein, in no event shall the Corporation or a Subsidiary be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to Plan payments.

ARTICLE II
Definitions
          As used in this Plan, the following terms shall have the meanings hereinafter set forth. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, unless a different meaning is plainly required by the context.
2.1	Account Balance. Account Balance means the value of each Participant’s deferred Compensation account balance under the Plan. Earnings on a Participant’s Account Balance shall be determined in accordance with Section 4.5.

2.2	Annual Bonus. Annual Bonus means the discretionary compensation that is “performance-based” within the meaning of Section 409A(a)(4)(B)(iii) of the Code, and that is paid to Employees of the Company’s corporate office. “Performance-based” refers to compensation for which the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established Company, business unit or individual performance criteria relating to a period of at least twelve (12) consecutive months and shall not include any amount that will be paid regardless of performance, or based on a level of performance that is substantially certain to be met at the time the criteria are established. Performance criteria shall be established in writing no later than ninety (90) days after the commencement of the performance period.

2.3	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.1 to receive benefits under and in accordance with provisions of the Plan.

2.4	Change in Control. Change in Control means the occurrence of any of the following events: (1) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent or more of the outstanding common stock of the Company in a single transaction or a series of related transactions with a one-year period; (2) a sale of all or substantially all of the assets of the Company to any person, firm or corporation; or (3) a merger or similar transaction between the Company and another entity if shareholders of the Company do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

2.5	Code. Code means the Internal Revenue Code of 1986, as amended, including Treasury Regulations promulgated thereunder.

2.6	Company. Company means Champion Enterprises, Inc., and its designated subsidiaries.

2.7	Compensation. Compensation, for purposes of this Plan, means base salary, Annual Bonuses and Quarterly Bonuses.

2.8	Deferred Compensation Committee. Deferred Compensation Committee (or “Committee”) means the Chief Financial Officer (“CFO”), Chief Human Resources Officer and General Counsel, who shall serve until the earlier of termination of employment or appointment of a replacement by the Chief Executive Officer.

2.9	Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months: (i) which renders an Employee unable to engage in any substantial gainful activity or (ii), which enables an Employee to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Employee’s Employer, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (i) and (ii), a Participant shall be deemed to have a Disability when determined to be totally disabled by the Social Security Administration.

2.10	Effective Date. Effective date means January 1, 2006.

2.11	Employee. Employee means an active employee of the Company who is a member of a select group of management or is a highly compensated employee as determined by the Deferred Compensation Committee.

2.12	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13	Fiscal Year. Fiscal Year means January 1 through December 31.

2.14	Participant. Participant means an Employee who meets the requirements for eligibility under Section 3.1.

2.15	Plan. Plan means the Champion Enterprises, Inc. Nonqualified Deferred Compensation Plan, as documented herein and as may be amended thereafter.

2.16	Plan Year. Plan Year means January 1 through December 31.

2.17	Quarterly Bonus. Quarterly Bonus means the discretionary compensation paid to those Employees working at the Company’s plant and regional offices and who are selected by the Deferred Compensation Committee to receive such bonus, earned every January 1st, April 1st, July 1st, and October 1st.

2.18	Separation from Service. The date upon which a Participant is no longer an Employee of the Company, determined under the rules and procedures described in attached Exhibit A.

2.19	Spouse. Spouse means the person married to the Participant on the date that benefits become payable under the Plan.

2.20	Specified Employee. An Employee who (i) owns at least 5 percent of the stock of the Company; (ii) owns at least 1 percent of the stock of the Company and has compensation from the Company in excess of $150,000 a year (not indexed); or (iii) is an officer of the Company with compensation in excess of $130,000 a year (indexed in $5,000 increments), but not to exceed fifty (50) Employees (or if lesser, the greater of three (3) Employees or ten (10) percent of the Company’s Employees).

2.21	Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, or a dependent (as defined in Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The foregoing requirements shall be met only if, as determined under regulations of the U.S. Secretary of the Treasury, the amounts distributed with respect to such an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE III
Eligibility and Participation
3.1	Eligibility and Participation. Employees eligible to participate in this Plan are limited to Employees who are selected by the Deferred Compensation Committee to participate in this Plan and who timely elect to participate in this Plan.

3.2	Duration. Any person who becomes a Participant shall continue to be a Participant as long as he is entitled to receive benefits hereunder.

3.3	Revocation of Future Participation. The Deferred Compensation Committee may revoke a Participant’s eligibility so that such Participant cannot make future compensation deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Account Balance or other terms of this Plan.

3.4	Notification. A Participant shall be notified by the Deferred Compensation Committee, in writing, of his eligibility to participate in this Plan, and/or of the revocation of his eligibility.

ARTICLE IV
Deferral Elections and Earnings
4.1	Deferral Elections in General. Deferral elections shall be made in writing on a deferral election form provided by the Deferred Compensation Committee. A deferral election shall be made with respect to each Plan Year that Compensation is deferred and a separate election shall be made with respect to salary, Annual Bonuses and Quarterly Bonuses as described in sections 4.2 and 4.3 below. A deferral election shall designate the amount to be deferred in whole percentages of Compensation and shall specify the time and form of distribution as described in sections 5.1 and 5.2 below. An election to distribute at a Specified Time (as defined in Section 5.1) shall apply to any portion or all of his annual deferred amounts and shall specify a year for distribution that is at least twelve (12) months from the year such Compensation would otherwise be earned. To be effective, a deferral election form must be timely received and approved by the Deferred Compensation Committee.

4.2	Salary Deferral Elections. Salary deferral elections shall be made no later than the December 31st, preceding the Plan Year for which the salary will be earned. Notwithstanding the foregoing, an Employee who becomes a Participant during any Plan Year may make a salary deferral election for such Plan Year within 30 days of becoming a Participant, provided that (i) deferrals may be made only with respect to amounts earned subsequent to the initial election, and (ii) such initial election shall not be available to a Participant who is already participating (or previously participated) in another non-qualified deferred compensation plan of the Company which is an account balance plan. Salary deferrals shall be withheld on a pro rata basis each pay period during the Plan Year.

4.3	Annual Bonus and Quarterly Bonus Deferral Elections. Annual Bonus deferral elections shall be made no later than the June 30th of the Fiscal Year to which such bonus relates, and in no event after such Annual Bonus has become both substantially certain to be paid and readily ascertainable in amount, and shall only be valid if the Participant performs services continuously from no later than the date the performance criteria are established through the date of the Annual Bonus deferral election. Quarterly bonus deferral elections shall be made no later than December 31st of the Fiscal Year prior to which such bonus relates. Notwithstanding the foregoing, an Employee who becomes a Participant during any Plan Year may make a deferral election for such Plan Year within thirty (30) days of becoming a Participant, provided that (i) the election will only apply to the portion of the bonus equal to the total amount of the bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election, over the total number of days in the performance period; and (ii) such initial election shall not be available to a Participant who is already participating (or previously participated) in another non-qualified deferred compensation plan of the Company which is an account balance plan.

4.4	Modifications to Deferral Elections. A Participant may make a one-time modification to his deferral election that may apply to elections with respect to salary and/or bonus compensation for a particular Plan Year(s) or to all deferrals made by the Participant. Such modification shall delay payment and may also change the form of payment for distributions; provided that: (i) such modified election may not take effect until at least twelve (12) months after the modified election is made; (ii) the payment (or first installment) with respect to which such election is made must be deferred for a period of five (5) years from the date such payment (or first installment) would otherwise have been made, except in the case of death, Disability or Unforeseeable Emergency; and (iii) in the case of a distribution made on account of a Specified Time, such election may not be made less than twelve (12) months prior to the date of such first scheduled payment.

4.5	Adjustments to Account Balances.
(i) A Participant’s Account Balance shall be credited with amounts deferred pursuant to deferral elections, and further credited or debited in an amount equal to the hypothetical return on such Account Balance from the date on which such deferred compensation would otherwise have been paid as Compensation to the Participant through the later of (a) the end of the month of such Participant’s Separation from Service, or (b) the end of the last installment period, if applicable, assuming for such purpose that such Account Balance had been actually invested during such period in one or more of a number of investments, as provided in this Section 4.5.
(ii) The Deferred Compensation Committee shall provide each Participant with a list of available hypothetical investments which may be designated by such Participant (as provided below) for purposes of determining the adjustments to such Participant’s Account Balance. Earnings on a Participant’s Account Balance shall be determined based on the investment return (gain or loss) received on the deemed hypothetical investment of each separate account. The Company may, in its sole discretion, add new hypothetical funds or eliminate existing hypothetical funds to or from the list.
(iii) A Participant may elect the hypothetical funds in which their deferrals are deemed to be hypothetically invested. Such election will be made in a manner prescribed by the Deferred Compensation Committee. A Participant may elect to periodically transfer existing deemed balances in the separate accounts between such separate accounts as prescribed by the Deferred Compensation Committee.
(iv) Notwithstanding anything in this Subsection 4.5(iv) to the contrary, the Company shall have sole and exclusive authority to invest any or all Account Balances in any manner, regardless of any hypothetical investment election by a Participant. A Participant’s hypothetical investment election is used only to compute the deemed investment yield credited or debited to the Participant’s Account Balance. The actual investment yield may be greater or less than the deemed investment yield credited to the Participant’s Account Balance.

ARTICLE V
Payment of Benefits
5.1	Distributable Event. Deferred amounts shall be distributed or will commence to be distributed in the form elected in Section 5.2 below (i.e., lump sum or annual installments) upon the occurrence of any of the following events:
(a) at a specified time or pursuant to a fixed schedule designated by the Participant (“Specified Time”);
or, if earlier
(b) the Participant’s Separation from Service;
(c) the Participant’s death; or
(d) the Participant’s Disability.
No Participant shall have any right to receive payment of his benefit under the Plan at any other time, except in the event of an Unforeseen Emergency in accordance with the provisions of Section 5.7. Amounts are payable at a specified time or pursuant to a fixed schedule if objectively determinable amounts are payable at a date or dates that are objectively determinable at the time the amount is deferred.
5.2	Form of Distribution. A Participant may timely elect to have benefits paid: (a) in a single lump sum; or (b) in five (5) or ten (10) annual installments with respect to distributions made upon Disability or a Separation from Service, or in five (5) annual installments in the case of distributions made at a Specified Time. Distributions made on account of death or an Unforeseeable Emergency shall be made only in a lump sum payment. If a Participant elects to have benefits paid in annual installments, the annual payment will be determined by dividing the Account Balance prior to such payment by the number of remaining installments. The Account Balance will continue to be adjusted in accordance with Section 4.5 during the installment payment period.

5.3	Separation From Service. A Participant who has a Separation from Service with the Company shall receive or commence receiving a deferred compensation benefit equal to his Account Balance payable in the form elected by the Participant in Section 5.2 (i.e., lump sum or annual installments) on the 15th day of the month following the month of Separation from Service. Notwithstanding the foregoing provisions, a distribution (or commencement of annual installments) to a Specified Employee shall be delayed until the first day of the seventh month following the month containing the date of Separation from Service (or until death, if earlier). Upon expiration of the restricted period, any delayed payment shall be paid in a lump sum, with remaining payments paid on regular payment dates.

5.4	Payments at a Specified Time or Pursuant to a Fixed Schedule. A Participant who has elected to receive distributions at a Specified Time, shall receive or commence receiving a deferred compensation benefit equal to the portion or all of his Account Balance designated to be paid at such time on the 15th day of the month following the month containing the specified date or time. Provided, however, that if a time or date is not specified, payment shall be made or commence by December 31st of the calendar year in which payment(s) are designated to be made or commence.

5.5	Disability Benefit. A Participant who receives a Disability deferred compensation benefit equal to his Account Balance, payable in the same form (i.e., lump sum or annual installments) elected by the Participant pursuant to Section 4.5 on the 15th day of the month following the month that the Disability is determined to have occurred by the Deferred Compensation Committee, notwithstanding a modified election made by the Participant under Section 4.4.

5.6	Death Benefit. In the event of the death of a Participant, the Participant’s Beneficiary shall receive a lump sum benefit equal to the Participant’s Account Balance on the 15th day of the month following the month that the death occurs.

5.7	Hardship Withdrawal. A Participant, while still an Employee of the Company, may request a distribution of his Account Balance, or any portion thereof, in the event of an Unforeseeable Emergency. The request to take a distribution shall be made by completing a form provided by and filed with the Deferred Compensation Committee. Such Committee will first require that the Participant cancel all outstanding elective deferrals, deferred pursuant to Article IV. If the Committee determines that the requested distribution is for the purpose of meeting an Unforeseeable Emergency in accordance with Section 2.21 of the Plan, and that the requested distribution is necessary to relieve the Unforeseeable Emergency even after the cancellation of outstanding deferral election(s), then the amount determined by the Deferred Compensation Committee, sufficient to meet the Unforeseeable Emergency in accordance with Section 2.21 of the Plan, shall be paid in a single cash lump sum within thirty (30) days following the date such request is approved. Once a Participant’s deferral election(s) is cancelled, notwithstanding that a distribution might be granted, a Participant may not elect to again defer, pursuant to Article IV of the Plan until January 1st of the calendar year following the year that the distribution under this Section is made. If a Participant receives a hardship distribution under the Company’s 401(k) Plan, a Participant may request that all outstanding elective deferrals under the Plan be cancelled, without requesting a distribution under the Plan pursuant to this Section 5.7.

ARTICLE VI
Administration
6.1	Beneficiary Designation. A Participant shall have the right to designate a Beneficiary and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective upon receipt by the Administrator. The Participant’s estate shall be the Beneficiary if either the Participant has not designated a natural person or trust as Beneficiary, or the designated Beneficiary has predeceased the Participant.

6.2	Plan Administration. This Plan shall be administered by the Deferred Compensation Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

6.3	Deduction of Taxes from Amounts Payable. The Company shall deduct from the amount to be distributed under the Plan such amount as the Company, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

6.4	Indemnification. The Company shall indemnify and hold harmless each Employee, officer, or director of the Company to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent his action or inaction is lawful and not the result of his gross negligence or willful misconduct and also to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.5	Expenses. The expenses of administering the Plan shall be paid by the Company.

6.6	Delegation of Authority. In the administration of this Plan, the Deferred Compensation Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.7	Binding Decisions or Actions. The decision or action of the Deferred Compensation Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII
Amendment and Termination
7.1	Amendment and Termination. The Deferred Compensation Committee may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant; provided, however, that the Deferred Compensation Committee may amend this Agreement at any time, retroactively or otherwise without the consent of the Participant, as may be necessary to comply with Code Section 409A. Upon Plan termination, no further deferrals shall be made except that upon a Distributable Event the Company shall be responsible to pay any benefit attributable to deferrals made as of the day preceding the effective date of termination plus investment earnings and less investment losses and expenses chargeable to the Participant’s account up to the date of distribution.

7.2	Constructive Receipt Termination. Notwithstanding anything contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan, the Deferred Compensation Committee, in its sole discretion, may terminate the Plan or such Participant’s participation in the Plan.

ARTICLE VIII
Funding
8.1	General Assets. All benefits under this Plan shall be paid directly from the general assets of the Company. No Participant, Spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship, between the Company and any Participant, Spouse, or Beneficiary.

8.2	Rabbi Trust. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights shall be no greater than the right of an unsecured creditor of the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit.

8.3	Change in Control. Upon a Change in Control, the Company shall as soon as possible, but in no event later than thirty (30) days following the Change in Control, establish (if not yet established) a Rabbi Trust (referenced in Section 8.2), and make an irrevocable contribution to such Rabbi Trust in an amount that is sufficient to pay each Participant or Beneficiary the promised benefit to which the Participant or Beneficiary would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

ARTICLE IX
General Conditions
9.1	Anti-assignment Rule. No interest of any Participant, Spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through an Employee, retired employee, Spouse or Beneficiary. If any attempt is made to alienate, pledge or charge any such interest or any such benefit for any debt, liabilities in tort or contract, or otherwise, of any Participant, Spouse, or Beneficiary, contrary to the prohibitions of the preceding sentence, then the Deferred Compensation Committee in its discretion may suspend or forfeit the interests of such person and during the period of such suspension, or in case of forfeiture, the Deferred Compensation shall hold such interest for the benefit of, or shall make the benefit payments to which such person would otherwise be entitled to the designated Beneficiary or to some member of such Employee’s, retired employee’s Spouse’s or Beneficiary’s family to be selected in the discretion of the Deferred Compensation Committee. Similarly, in cases of misconduct, incapacity or Disability, the Deferred Compensation Committee, in its sole discretion, may make payments to some member of the family of any of the foregoing to be selected by it or to whomsoever it may determine is best fitted to receive or administer such payments.

9.2	Domestic Relations Order.
(i) To the extent required under any final judgment, decree or order (including approval of a property settlement agreement), referred to as the “Order,” that (i) relates to the provision of child support, alimony payments, or marital property rights; (ii) is made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations issued thereunder; and (iii) is made pursuant to a state domestic relations law, any portion of a Participant’s Account may be paid to a Spouse, former Spouse, child or other dependent of the Participant (the “Alternate Payee”). A separate Account shall be established with respect to the Alternate Payee, in the same manner as the Participant, and any amount so set aside for an Alternate Payee shall be paid out in a lump sum payment within ninety (90) days of the date of the Order. Any payment made to an Alternate Payee pursuant to this paragraph shall be reduced by required income tax withholding.
(ii) The Plan’s liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to an Alternate Payee pursuant to an Order. No such transfer shall be effectuated unless the Plan Administrator has been provided with such an Order.
(iii) Neither the Company nor the Plan Administrator shall be obligated to defend against or set aside any Order, or any legal order relating to the garnishment of a Participant’s benefits, unless the full expense of such legal action is borne by the Participant. In the event that the Participant’s action (or inaction) nonetheless causes the Company or the Plan Administrator to incur such expense, the amount of the expense may be charged against the Participant’s Account and thereby reduce the Company’s obligation to pay benefits to the Participant. In the course of any proceeding relating to divorce, separation, or child support, the Company or the Plan Administrator shall be authorized to disclose information relating to the Participant’s Account to the Alternate Payee (including the legal representatives of the Alternate Payee), or to a court.
9.3	No Legal or Equitable Rights or Interest. No Participant and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge any Participant is expressly reserved.

9.4	Applicable Plan Provisions. The rights under this Plan or a Participant who retires or leaves the service of the Company at any time, and the rights of anyone entitled to receive any payments under the Plan by reason of the death of such Participant, shall be governed by the provisions of the Plan in effect on the date such Participant retires or leaves the service of the Company, except as otherwise specially provided in this Plan.

9.5	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company.

9.6	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

9.7	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

9.8	Governing Law. The laws of the State of Michigan shall govern the construction and administration of the Plan.
          IN WITNESS WHEREOF, the Company has executed this Amended Plan this 17th day of December, 2008, to be effective December 31, 2008.

CHAMPION ENTERPRISES, INC.
By:	/s/ William C. Griffiths
William C. Griffiths
Chairman of the Board of Directors, President and Chief Executive Officer

Exhibit A
Separation from Service
A Separation from Service occurs on the date upon which a Participant is no longer an Employee of the Company, as determined in accordance with Code Section 409A and Treasury Regulations promulgated thereunder.
For purposes of this Plan, an Employee separates from service with the Company if the Employee dies, retires or otherwise has a termination of employment with the Company. However, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
Whether a termination of employment has occurred is determined based on the facts and circumstances. Where an Employee either actually or purportedly continues in the capacity as an Employee, such as through the execution of an employment agreement under which the Employee agrees to be available to perform services if requested, but the facts and circumstances indicate that neither the Company nor the Employee intended for the Employee to provide more than insignificant services to the Company, an Employee will be treated as having a Separation from Service. For purposes of the preceding sentence, the Company and Employee will not be treated as having intended for the Employee to provide insignificant services where the Employee continues to provide services at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period). Where an Employee continues to provide services to the Company in a capacity other than as an Employee, a Separation from Service will not be deemed to have occurred if such former Employee is providing services at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). For purposes of this paragraph, the annual rate of providing services is determined based upon the measurement used to determine the Company’s base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).

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